Exhibit 10.4

AMENDED AND RESTATED Trulieve Cannabis Corp.

2021 OMNIBUS Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

[(Immediate Settlement)]1 / [(Deferred Settlement)]2

Trulieve Cannabis Corp. (the “Company”) hereby grants to the Participant named below Restricted Stock Units (“Restricted Stock Units” or “RSUs”), pursuant to the Amended and Restated Trulieve Cannabis Corp. 2021 Omnibus Incentive Plan, as amended thereafter (the “Plan”), in the number specified below, which shall vest in accordance with the Vesting Schedule. Each RSU corresponds in value to a single share of Company common stock (“Share”).

The RSUs are subject to all of the terms and conditions as set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), your Employment Agreement and the Plan, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. The details of your Restricted Stock Units are as follows:

Participant Name:	XXX
Grant Date:	XXX
Vesting Schedule:	100% Vested
Number of RSUs Granted:	XXX

1.
Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date for such dividend, you hold RSUs granted pursuant to this Agreement that have not been settled, the Company shall credit to an account maintained by the Company for your benefit an amount equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of Shares related to the portion of the RSUs that have not been settled or forfeited as of such record date (the “Dividend Equivalent” or “DER”). Such account is intended to constitute an “unfunded” account, and neither this Section 1 nor any action taken pursuant to or in accordance with this Section 1 shall be construed to create a trust of any kind.

2.
Form and Timing of Settlement of RSUs. [Within sixty (60) days after the Grant Date, the Company will issue and deliver to you the number of Shares equal to the number of your RSUs, subject to satisfaction of applicable tax and/or other obligations as described in Section 5 below.] [On the Settlement Date (as defined below), the Company will issue and deliver to you the number of Shares equal to the number of your RSUs, subject to satisfaction of applicable tax and/or other obligations as described in Section 5 below. For purposes hereof, the “Settlement Date” of the RSUs means a date that is not later than thirty (30) days after the earlier of (i) the date on which you experience a “separation from service,” within the meaning of Section 409A as

[1]Include only if settlement of the RSUs is immediate (no deferral is applicable). If settlement is deferred, delete.

[2]Include if settlement of RSUs is deferred (delete if settlement of RSUs is immediate).

[3] Include only if settlement of the RSUs is immediate (no deferral is applicable). If settlement is deferred, delete.

defined below (a “Separation from Service”) from the Company, (ii) the date of a Change in Control that constitutes a “change in control event” (within the meaning of Section 409A), and (iii) the seventh (7th) anniversary of the Grant Date.]4

3.
Delivery of Shares. Shares will be delivered to you in accordance with Section 2 and this Section 3; provided, however, the Company shall not be obligated to deliver Shares to you if (a) you have not satisfied all applicable tax withholding obligations, (b) Shares are not properly registered or subject to an applicable exemption therefrom, (c) Shares are not listed on the stock exchanges on which Company Shares are otherwise listed, or (d) the Company determines that the delivery of Shares would violate any federal or state securities or other applicable laws. At the discretion of the Company, Shares may be delivered to you by book-entry credit to an account in your name established by the Company with the Company’s transfer agent, or upon written request from you (or your personal representative, beneficiary or estate, as the case may be) in certificates in your name (or your personal representative, beneficiary or estate).You shall not acquire or have any rights as a shareholder of the Company until Shares issuable hereunder are actually issued and delivered to you in accordance with the Agreement.

4.
Restrictions on Resales of Shares. The Company may impose such restrictions, conditions, and limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Shares issued as a result of the settlement of your RSUs, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other RSU holders, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

5.
Tax Withholding Obligations.

a.
At the time your RSUs are settled, you hereby authorize withholding from payroll and any other amounts payable to you by the Company, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations (“Withholding Obligations”) of the Company, if any, which arise in connection with the settlement of your RSUs.

b.
Any Withholding Obligations may be paid by methods permitted by the Company from time to time, which may include without limitation: (1) a cash payment; (2) tendering (either actually or by attestation) subordinate voting shares owned by the Employee (for any minimum period of time that the Company, in its discretion, may specify), valued at the fair market value at the time of exercise; (3) arranging to have the appropriate number Shares issuable upon settlement of the RSUs withheld or sold; or (4) a combination of the above.

c.
The Company, in its sole discretion, and in compliance with any applicable legal conditions or restrictions may withhold from Shares otherwise issuable to you upon the settlement of your RSUs a number of whole Shares having a Fair Market Value, determined by the Company as of the date of settlement, at least equal to the minimum statutory amount of tax required to be withheld by law but in no event in excess of the maximum statutory amount of tax that is permitted to be withheld by law.

6.
Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your RSUs or your other compensation.

[4] Include if settlement of RSUs is deferred (delete if settlement of RSUs is immediate).

7.
Applicability of Section 409A of the Internal Revenue Code.

a.
Your RSUs granted hereunder are intended to be exempt from, or to comply with, Section 409A of the U.S. Internal Revenue Code (“Section 409A”) to the extent that the RSUs constitute “deferred compensation” within the meaning of Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and construed in a manner consistent with that intent. If any provision of this Agreement or the Plan causes your RSUs to be subject to the requirements of Section 409A, or could otherwise cause you to recognize income or be subject to the interest and penalties under Section 409A, then the provision shall have no effect or, to the extent practicable, the Committee may, in its sole discretion and without the Participant’s consent, modify the provision to (i) comply with, or avoid being subject to Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 7 does not create an obligation of the Company to modify this Agreement or the Plan and does not guarantee that your RSUs will not be subject to taxes, interest and penalties under Section 409A. Each installment of RSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

b.
If you are a “specified employee” as defined under Section 409A and your RSUs are to be settled on account of your separation from service (for reasons other than death) and such RSUs constitute “deferred compensation” as defined under Section 409A, then any portion of your RSUs that would otherwise be settled during the six-month period commencing on your separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following your death if it occurs during such six-month period).

c.
Your Termination of Service shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits that are considered deferred compensation under Section 409A upon or following a Termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” could otherwise cause you to recognize income or be subject to the interest and penalties under Section 409A.

8.
Transferability. Your RSUs may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except (i) by will or by the laws of descent and distribution; (ii) to the extent permitted by the Plan and allowed under applicable law and approved by the Committee in its sole discretion; or (iii) pursuant to a domestic relations order.

9.
Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of your death before you receive any or all of such benefit. Each such designation shall revoke all prior designations by you, shall be in a form prescribed by the Company, and will be effective only when filed by you in writing with the Secretary of the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid at the time of your death shall be paid to your estate.

[4] Include if settlement of RSUs is deferred (delete if settlement of RSUs is immediate).

10.
Securities Laws. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. You agree to take all steps that the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising your rights under this Agreement. The Committee may impose such restrictions on any Shares acquired by you under the Agreement as it may deem necessary or advisable, under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed or traded or any blue sky or state securities laws applicable to such Shares. In addition, the Shares shall be subject to any trading restrictions, stock holding requirements or other policies in effect from time to time as determined by the Committee.

11.
Recoupment Policy. Your RSUs are subject to any recoupment policy that the Company has established or may establish and the terms of such policy are incorporated by reference into this Agreement.

12.
Notices. Any notice required or permitted to be given under this Agreement or the Plan shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered United States mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Trulieve Cannabis Corp.
3494 Martin Hurst Road
Tallahassee, FL 32312
Attn: Chief Legal Officer

If to the Employee:

At the last address you provided to the Company.

13.
General Provisions.

a.
Headings. The headings preceding the text of the sections this Agreement are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

b.
Severability. If any provision of this Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the provisions of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

c.
Governing Documents. This Agreement is subject to all of the terms and conditions as set forth in your Employment Agreement and the Plan, all of which are incorporated herein in their entirety. Your Employment Agreement, this Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments or negotiations concerning the RSUs are superseded. In the event of any conflict between the provisions of your RSUs and those of

[4] Include if settlement of RSUs is deferred (delete if settlement of RSUs is immediate).

the Plan, the provisions of the Plan shall control. . In the event of any conflict between the provisions of your Employment Agreement and those of the Plan, the provisions of the Employment Agreement shall control.

d.
Binding on Parties. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

e.
Applicable Law. This Agreement and the Plan shall be governed, construed, interpreted, and administered solely in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

f.
Rescission of Agreement and RSU Grant. Your RSUs granted under this Agreement may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

g.
Administration of RSUs. All questions arising under this Agreement or the Plan shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of this Agreement and the Plan; all such determinations shall be binding upon you and your successors.

h.
No Shareholder Rights. The RSUs granted to you pursuant this Agreement do not and shall not entitle you to any rights of a holder of a Share of Company common stock prior to the date Shares are issued to you in settlement of the RSUs, if at all.

[4] Include if settlement of RSUs is deferred (delete if settlement of RSUs is immediate).

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date indicated below.

Participant	Trulieve Cannabis Corp.
___________________________________	______________________________________
Signature	Signature
___________________________________	______________________________________

Date Date

[4] Include if settlement of RSUs is deferred (delete if settlement of RSUs is immediate).